Bitwise Ethereum ETF S-1/A

Exhibit 23.1

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 31, 2024, with respect to the statement of assets and liabilities (in organization) of Bitwise Ethereum ETF, as of May 28, 2024, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1.

New York, New York

May 31, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.